EXHIBIT 8.2

H A Y N E S    A N D    B O O N E,    L L P

April 8, 2004

Nuevo Energy Company

1021 Main Street, Suite 2100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Nuevo Energy Company, a Delaware corporation (the “Company”), in connection with the proposed merger of the Company with and into Plains Exploration & Production Company, a Delaware corporation (“Plains”), or in the alternative, Plains may elect to have PXP California Inc., a newly formed wholly owned subsidiary of Plains (“Merger Sub”), merge into the Company, with the Company becoming a wholly owned subsidiary of Plains (the “Merger”). The Company has requested that we deliver an opinion to the Company to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the Company and Plains shall each be a party to the reorganization; and (iii) no gain or loss shall be recognized by the Company’s stockholders upon the receipt of Plains’ common stock in exchange for the Company’s common stock pursuant to the Merger, except with respect to any cash received in lieu of fractional share interests. All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of February 12, 2004, by and among Plains, Merger Sub and the Company (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus of Plains and the Company (the “Proxy Statement/Prospectus”) included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Registration Statement”), (iii) the Tax Certificates delivered by Plains and the Company to us, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below (all documents described in this sentence are collectively referred to as the “Documents”).

For purposes of this opinion, we have assumed that:

1. The Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus;

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2. The Documents are complete and authentic and have been duly authorized, executed and delivered and all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time of the Merger);

3. The respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents;

4. None of the terms and conditions contained in the Documents have been or will be waived or modified in any respect.

This opinion is being delivered with the express understanding that any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions and could result in the transaction being treated in a different manner than that contemplated in this opinion.

If any of the assumptions contained herein is untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that for U.S. Federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) the Company and Plains shall each be a party to the reorganization; and (iii) no gain or loss should be recognized by the Company’s stockholders upon the receipt of Plains’ common stock in exchange for the Company’s common stock pursuant to the Merger, except with respect to any cash received in lieu of fractional share interests.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of U.S. Federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position or that a court will not take a different position. Furthermore, no assurance can be given that future legislative, judicial or

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administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. Federal income tax laws.

2. This opinion addresses only the matters set forth above and does not address any other U.S. Federal, state, local or foreign tax consequences that may result from the Merger or any other transaction. In addition, we express no opinion as (a) to any transaction other than the Merger as described in the Merger Agreement or (b) to any transaction whatsoever, including the Merger, to the extent relevant to our opinion, if either (i) any of the transactions described in the Merger Agreement is not consummated in accordance with the express terms and conditions of the Merger Agreement or there has been any waiver or breach of any provisions thereof or (ii) any of the representations, warranties, statements and assumptions upon which we have relied in issuing this opinion is not true and accurate at all relevant times. In the event that any one of the representations, warranties, statements or assumptions upon which we have relied in issuing this opinion is incorrect, our opinion may be adversely affected and may not be relied upon at any time or under any circumstances.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any change (including any change that has retroactive effect) (i) in applicable law, or (ii) that causes any information, fact, statement, representation, covenant, Document or assumption on which this opinion is based to become untrue or incorrect.

This opinion is furnished to the Company solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus and may not be relied upon by any other person or entity.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP